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                                                                EXHIBIT 7A
                                                                ----------
                               STAR STRUCK, INC.
                              10% PROMISSORY NOTE

$666,000                                                  Bethel,
                                                    Connecticut


                                                                  August 7, 2000

          FOR VALUE RECEIVED, RECEIPT WHEREOF IS HEREBY ACKNOWLEDGED, STAR STRUCK, INC. ("Maker"), a Connecticut corporation, hereby promises to pay to the order of Peter Nisselson ("Payee"), having an address at c/o Star Struck, Ltd., 1865 Palmer Avenue, Larchmont, New York 10538, the principal amount of Six Hundred Sixty Six Thousand Dollars and No Cents ($666,000) with interest at the rate of 10% per annum on the unpaid principal balance thereof. The principal amount shall be payable on August 31, 2003. Interest on the unpaid principal amount shall be payable quarterly on the last day of each November, February, May and August hereafter until all principal and interest is paid in full. Payments shall be made at the above-named address of Payee, or at such other address as the holder hereof shall have designated for such purpose to Maker in writing.

          If Maker fails to make any payment when due under this Note and such default continues for at least five days after notice of default delivered to Maker, then, upon notice to Maker, the entire unpaid balance of principal and interest shall, at the option of the holder of this Note, become immediately due and interest payable on the unpaid balance of this Note shall thereafter accrue at the rate of 10% per annum until payment in full of the unpaid balance of principal plus all accrued interest.

          Maker agrees to pay all reasonable costs and expenses, including attorney's fees, for the collection of this Note upon default.

          No delay or omission on the part of the holder of this Note in exercising any right hereunder shall operate as a waiver of such right or of any other right of such holder.

          All payments on this Note shall be applied first to the payment of accrued interest and any remainder to the payment of unpaid principal.

          Maker hereby waives presentment, demand, notice of dishonor, notice of maturity and notice of protest and all other notices related to this Note.


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          Maker consents to the non-exclusive jurisdiction of the New York State and United States courts located in the County of Westchester, State of New
York, for the enforcement of this Note.

          This Note shall be governed by the laws of the State of Connecticut without reference to its conflict of laws provisions.

          This Note may not be modified, amended or terminated except by a writing signed by Maker and the holder of this Note.

                                                STAR STRUCK, INC.

                                                By:
                                                   President


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